UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2011 (January 20, 2011)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York		10022-4608
(Address of Principal Executive Offices)		(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 23, 2004, St. Croix Renaissance Group, L.L.L.P., Brownfield Recovery Corp., and Energy Answers Corporation of Puerto Rico (collectively referred to as “SCRG”) filed a suit against St. Croix Alumina L.L.C. and Alcoa World Alumina, L.L.C. (collectively referred to as “SCA”) in the Territorial Court of the Virgin Islands, Division of St. Croix for claims related to the sale of SCA’s former St. Croix alumina refinery to plaintiffs. SCA thereafter removed the case to federal court and after a several year period of discovery and motion practice, a jury trial on the matter took place in St. Croix from January 11, 2011 to January 20, 2011. The jury returned a verdict in favor of plaintiffs and awarded damages as described: on a claim of breaches of warranty, the jury awarded $12,617,867; on the same claim, the jury awarded punitive damages in the amount of $6,142,856; and on a negligence claim for property damage, the jury awarded $10,000,000. SCA believes the verdict is, in whole or in part, not supported by the evidence or otherwise results from errors of law committed during the trial. As a result, SCA will file motions, including for judgment notwithstanding the verdict and, to the extent such post-trial motions are not successful, it intends to pursue its rights of appeal.

On January 21, 2011, Alcoa Inc. issued a press release entitled “Alcoa Announces Dividend and Stock Contribution to Pension Plans.” A copy of the press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

99	Alcoa Inc. press release dated January 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Nicholas J. DeRoma
Name:	Nicholas J. DeRoma
Title:	Executive Vice President,
Chief Legal and Compliance Officer

Date: January 21, 2011

EXHIBIT INDEX

Exhibit No.	Description

99	Alcoa Inc. press release dated January 21, 2011.

4